Registration No. 333-131694

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-8
REGISTRATION STATEMENT No. 333-131694
UNDER
THE SECURITIES ACT OF 1933
INTERCELL USA, INC.
(Exact name of registrant as specified in its charter)

Delaware	52-2049149
(State or other jurisdiction of incorporation or organization)	(I.R.S. employer identification no.)
20 Firstfield Road, Suite 250
Gaithersburg, Maryland 20878
(301) 556-4500
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
IOMAI CORPORATION 2006 EMPLOYEE STOCK PURCHASE PLAN
(Full title of the plan)
Thomas Lingelbach
President
Intercell USA, Inc.
20 Firstfield Road, Suite 250
Gaithersburg, Maryland 20878
(301) 556-4500
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☑

DEREGISTRATION OF SECURITIES
     Intercell USA, Inc., formerly known as Iomai Corporation (the “Registrant”), is filing this Post-Effective Amendment No. 1 to its Registration Statement on Form S-8 to withdraw and remove from registration the unissued and unsold shares of the Registrant’s common stock, par value $0.01 per share (the “Common Stock”), issuable by the Registrant pursuant to the Iomai Corporation 2006 Employee Stock Purchase Plan and previously registered by the Registrant pursuant to a Registration Statement on Form S-8 filed with the Securities and Exchange Commission on February 9, 2006 (Registration No. 333-131649) (the “Registration Statement”).
     On August 1, 2008, the Registrant’s stockholders approved, at a special meeting of stockholders, an Agreement and Plan of Merger, dated as of May 12, 2008 (the “Merger Agreement”), among the Registrant, Intercell AG, a joint stock corporation incorporated under the laws of the Republic of Austria (“Intercell”), and Zebra Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Intercell (“Merger Sub”). Pursuant to the Merger Agreement, on August 5, 2008 (the “Effective Time”) the Merger Sub was merged with and into the Registrant, with the Registrant continuing as the surviving corporation, as a wholly-owned subsidiary of Intercell (the “Merger”). Immediately following the Effective Time, the Registrant changed its name from Iomai Corporation to Intercell USA, Inc.
     At the Effective Time, each share of Common Stock issued and outstanding immediately prior to the Merger (other than shares owned by Intercell, Merger Sub or their wholly-owned subsidiaries or shares with respect to which appraisal rights were properly exercised under Delaware law) was cancelled and converted into the right to receive $6.60 per share in cash, without interest and less any required withholding taxes.
     As a result of the Merger, the Registrant terminated all offerings of its securities pursuant to its existing registration statements, including the Registration Statement. In accordance with an undertaking made by the Registrant in the Registration Statement to remove from registration, by means of a post-effective amendment, any shares of its Common Stock which remain unsold at the termination of the offering, the Registrant hereby removes from registration all shares of Common Stock registered under the Registration Statement which remained unsold as of the Effective Time of the Merger.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Gaithersburg, State of Maryland, on this 5th day of August, 2008.

INTERCELL USA, INC.
By:	/s/ Thomas Lingelbach
	Name:	Thomas Lingelbach
	Title:	President

     Pursuant to the requirements of Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 has been signed by the following persons on August 5, 2008 in the capacities indicated.

Signature	Title	Date

/s/ Thomas Lingelbach
Thomas Lingelbach	President and Director	August 5, 2008

/s/ Gerd Zettlmeissl
Gerd Zettlmeissl	Director	August 5, 2008

/s/ Werner Lanthaler
Werner Lanthaler	Treasurer and Director	August 5, 2008

/s/ Reinhard Kandera
Reinhard Kandera	Secretary	August 5, 2008

/s/ Roman Necina
Roman Necina	Vice President of Operations	August 5, 2008

/s/ Gregory M. Glenn
Gregory M. Glenn	Vice President, Chief Scientific Officer US	August 5, 2008